Exhibit 5.2

[Gibson, Dunn & Crutcher LLP Letterhead]

February 12, 2010

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Re:	Kraft Foods Inc.

Post-Effective Amendment No. 1 to Registration Statement on Form S-3

(File No. 333-147829)

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-147829 (the “Registration Statement”), of Kraft Foods Inc., a Virginia corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on February 12, 2010 relating to the registration of an unlimited amount of debt securities of the Company (the “Securities”). The Securities will be issued pursuant to the Indenture, dated as of November 5, 2009 (the “Indenture”), among the Company and Deutsche Bank Trust Company Americas, as successor trustee.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that, when (a) the definitive terms and provisions of the Securities have been established and (b) the Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement, against the receipt of requisite consideration therefor provided for therein, the Securities will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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